Exhibit 99.1

PRESS RELEASE

For release:	January 19, 2021

Contact:	Media
Stephen W. Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Group, LLC Announces CEO Retirement and Names President of Insurance Operations

Bala Cynwyd, Pennsylvania, (January 19, 2021) – Global Indemnity Group, LLC (NASDAQ:GBLI) (the “Company”), parent company of specialty property and casualty insurance providers Penn-America Group®, United National Group®, Diamond State Group® and American Reliable Insurance Company®, today announced that Cynthia Valko, chief executive officer, age 66, informed the board of directors she will retire on January 31, 2021, although she will continue to serve the company in an advisory capacity. The Company’s board of directors will undertake a search process to identify the successor for Ms. Valko.

“It has been my great privilege to serve as chief executive of Global Indemnity since 2011,” said Ms. Valko. “We doubled premiums, expanded into new business lines and delivered $250 million of net income to shareholders while steadfastly protecting our 350,000 insureds. I am so proud of our executive management team and our 400 employees who made our success possible. I have complete confidence that Global Indemnity will continue to grow and thrive.”

Saul Fox, chairman of the board, stated, “For the past 9 years, Cindy Valko provided Global Indemnity with exemplary leadership. She significantly enhanced the breadth and depth of the Company’s agent and broker relationships, which powered the Company’s profitable growth. Cindy Valko’s commitment to executive development leaves in place a highly talented management team.”

The Company’s board of directors promoted Jonathan Oltman, age 46, to president of Penn-Patriot, its principal subsidiary, with sole responsibility for all of the Company’s insurance operations. Mr. Oltman joined Global Indemnity in 2014, serving most recently as executive vice president of the Company’s core commercial specialty businesses. Under Mr. Oltman’s leadership since 2015, the Company’s commercial lines gross written premiums grew by 55% at an 85% combined ratio. Mr. Oltman has 25 years of experience in excess and surplus, small business, and specialty property and casualty insurance lines, including prior tenures with Selective Insurance Group, Inc., Harleysville Insurance and Nationwide Insurance. As the Company’s principal executive officer, Mr. Oltman will report directly to the Company’s board of directors through its chairman.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s four primary segments are:

•	Commercial Specialty

•	Specialty Property

•	Farm, Ranch, & Stable

•	Reinsurance Operations

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.